Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 13, 2020--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended August 1, 2020. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.” In particular, these results include certain effects of the COVID-19 pandemic which has had, and is continuing to have, a significant negative impact on the Company’s business, results of operations and financial position. Given the uncertainty surrounding the COVID-19 pandemic and its economic effects, the related financial impact to fiscal 2020 cannot be reasonably estimated at this time. For a more detailed discussion of the factors that could materially and adversely affect Dillard’s business, financial condition and results of operations, see the caption “Risk Factors” in the Company’s most recent Form 10-K filed on March 31, 2020, as updated by our periodic filings with the SEC.

Dillard's Chief Executive Officer William T. Dillard, II stated, “We thank our dedicated associates for their outstanding service to our customers as we continue to navigate the pandemic. During the quarter, we worked hard to control inventory and expenses. These measures allowed us to improve gross margin and substantially narrow the loss from the prior year second quarter. We will maintain this conservative financial approach as we move forward."

Highlights of the Second Quarter

•All Dillard's store locations were re-opened by June 2, 2020. All stores remain open and operating under reduced hours with the exception of one location.
•While no indication of future performance, sales performance in the stores since re-opening through August 1, 2020 was approximately 72% of prior year sales on corresponding days.
•Retail gross margin improved 239 basis points of sales to 31.1% compared to 28.7% for the prior year second quarter
•Inventory decreased 20% from the prior year second quarter
•Selling, general and administrative expenses decreased $142 million.
•Net loss of $8.6 million compared to net loss of $40.7 million for the prior year second quarter
•Net loss of $0.37 per share compared to net loss of $1.59 per share
•Share repurchases of $14.3 million (0.6 million shares) during the quarter

Second Quarter Results

Dillard’s reported a net loss for the 13 weeks ended August 1, 2020 of $8.6 million or $0.37 per share, compared to a net loss of $40.7 million, or $1.59 per share, for the prior year second quarter. Included in net loss for the prior year 13 weeks ended August 3, 2019 was a pretax gain of $4.9 million ($3.8 million after tax or $0.15 per share) related to the sale of a store property. The Company expects to be in a net operating loss position for the fiscal year. The CARES Act, signed into law on March 27, 2020, allows for net operating loss carryback to years in which the federal tax rate was 35%. Included in net loss for the 13 weeks ended August 1, 2020 is a net tax benefit related to this provision.

The Company reported no comparable store sales data for the quarter due to the temporary closure of its brick-and-mortar stores as well as the interdependence between in-store and online sales. Net sales for the 13 weeks ended August 1, 2020 and the 13 weeks ended August 3, 2019 were $919.0 million and $1,426.8 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").
Total retail sales (which excludes CDI) for the 13-week periods ended August 1, 2020 and August 3, 2019 were $893.2 million and $1,378.2 million, respectively. Total retail sales decreased approximately 35% for the 13-week period ended August 1, 2020.

Gross Margin / Inventory

As insight into consumer behavior grows, management continues to execute inventory control measures with the continual goal of aligning purchases with sales. Second quarter purchases decreased 62%. Retail gross margin for the 13 weeks ended August 1, 2020 improved 239 basis points of sales compared to the prior year second quarter primarily due to decreased markdowns. Consolidated gross margin for the 13 weeks ended August 1, 2020 improved 271 basis points of sales compared to the prior year second quarter.

Retail gross margin for the 26 weeks ended August 1, 2020 and August 3, 2019 was 22.7% and 33.3% of sales, respectively. Consolidated gross margin for the same 26-week periods was 22.1% and 32.2% of sales, respectively.

Inventory at August 1, 2020 decreased 20% compared to August 3, 2019.

Selling, General and Administrative Expenses

Retail selling, general and administrative expenses ("operating expenses") for the 13 weeks ended August 1, 2020 decreased $141.8 million to $265.8 million (29.8% of sales) compared to $407.6 million (29.6% of sales) for the prior year second quarter.

Consolidated operating expenses for the 13 weeks ended August 1, 2020 decreased $142.0 million to $267.1 million (29.1% of sales) compared to $409.1 million (28.7% of sales) for the prior year second quarter primarily due to decreased payroll expense. While significant savings were realized in all expense categories, payroll expense declined approximately 41% during the quarter.

Retail operating expenses for the 26 weeks ended August 1, 2020 decreased $256.5 million to $554.4 million (33.7% of sales) compared $810.9 million (29.0% of sales) for the prior year 26-week period.

Consolidated operating expenses for the 26 weeks ended August 1, 2020 decreased $256.8 million to $557.5 million (32.7% of sales) compared to $814.3 million (28.2% of sales) for the prior year 26-week period primarily due to decreased payroll expense. Payroll expense declined approximately 38% during the 26-week period ended August 1, 2020.

Share Repurchase

During the 13 weeks ended August 1, 2020, the Company purchased $14.3 million (approximately 0.6 million shares) of Class A Common Stock under its $500 million share repurchase program. As of August 1, 2020, authorization of $192.6 million remained under the program.

During the 26 weeks ended August 1, 2020, the Company purchased $76.1 million (approximately 1.6 million shares) of Class A Common Stock. Total shares outstanding (Class A and Class B Common Stock) at August 1, 2020 and August 3, 2019 were 22.6 million and 25.3 million, respectively.

26-Week Results

Dillard’s reported a net loss for the 26 weeks ended August 1, 2020 of $170.5 million or $7.33 per share, compared to net income of $37.9 million, or $1.46 per share, for the prior year 26-week period. Included in net income for the prior year 26 weeks ended August 3, 2019 was a pretax gain of $12.3 million ($9.6 million after tax or $0.37 per share) related to the sale of three store properties. The Company expects to be in a net operating loss position for the fiscal year. The CARES Act, signed into law on March 27, 2020, allows for net operating loss carryback to years in which the federal tax rate was 35%. Included in net loss for the 26 weeks ended August 1, 2020 is a net tax benefit related to this provision.

Net sales for the 26 weeks ended August 1, 2020 and the 26 weeks ended August 3, 2019 were $1,705.7 million and $2,892.3 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").
Total retail sales for the 26-week periods ended August 1, 2020 and August 3, 2019 were $1,644.2 million and $2,798.7 million, respectively. Total retail sales decreased approximately 41% for the 26-week period ended August 1, 2020.

Strengths

Management reiterates its belief that Dillard's is uniquely positioned, among U.S. department store retailers, to weather the COVID-19 pandemic:

▪The Company owns 90% of its retail store square footage and 100% of its corporate headquarters, distribution and fulfillment facilities.
▪Store rent obligations are small compared to the industry.
▪Low long-term debt position with next payment due January, 2023 ($45 million)
▪Amended $800 million revolving credit facility with no financial covenants as long as availability exceeds $100 million and no event of default occurs and is continuing
▪Strong eCommerce business at dillards.com which includes ship-from-store capability

Store Information

The Company's El Centro, California location has temporarily closed again under local government mandate. During the second quarter, the Company permanently closed store locations in Waterloo, Iowa (150,000 square feet), Clovis, New Mexico (62,000 square feet) and Lawton, Oklahoma (100,000 square feet). The Company operates 251 Dillard’s locations and 31 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total store square footage at August 1, 2020 was 48.0 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	August 1, 2020		August 3, 2019		August 1, 2020		August 3, 2019
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$919.0	100.0%	$1,426.8	100.0%	$1,705.7	100.0%	$2,892.3	100.0%
Service charges and other income	26.1	2.8	32.0	2.2	61.1	3.6	64.5	2.2
	945.1	102.8	1,458.8	102.2	1,766.8	103.6	2,956.8	102.2

Cost of sales	639.8	69.6	1,032.0	72.3	1,328.3	77.9	1,959.8	67.8
Selling, general and administrative expenses	267.1	29.1	409.1	28.7	557.5	32.7	814.3	28.2
Depreciation and amortization	51.0	5.5	54.4	3.8	101.9	6.0	106.8	3.7
Rentals	5.6	0.6	6.2	0.4	11.2	0.7	12.3	0.4
Interest and debt expense, net	12.9	1.4	12.3	0.9	25.1	1.5	23.5	0.8
Other expense	2.1	0.2	1.9	0.1	4.2	0.2	3.8	0.1
Gain on disposal of assets	—	0.0	4.9	0.3	—	0.0	12.3	0.4
(Loss) income before income taxes	(33.4)	(3.6)	(52.2)	(3.7)	(261.4)	(15.3)	48.6	1.7
Income taxes (benefit)	(24.8)		(11.5)		(90.9)		10.7
Net (loss) income	$(8.6)	(0.9)%	$(40.7)	(2.9)%	$(170.5)	(10.0)%	$37.9	1.3%

Basic and diluted (loss) earnings per share	$(0.37)		$(1.59)		$(7.33)		$1.46
Basic and diluted weighted average shares	23.2		25.6		23.3		25.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	August 1, 2020	August 3, 2019
Assets
Current Assets:
Cash and cash equivalents	$82.9	$118.1
Restricted cash	—	17.2
Accounts receivable	28.6	52.0
Merchandise inventories	1,283.1	1,603.0
Federal and state income taxes	85.7	—
Other current assets	65.8	77.6
Total current assets	1,546.1	1,867.9

Property and equipment, net	1,394.2	1,512.3
Operating lease assets	44.1	52.6
Deferred income taxes	23.3	—
Other assets	75.5	79.3

Total Assets	$3,083.2	$3,512.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$586.8	$867.5
Other short-term borrowings	229.6	117.9
Current portion of long-term debt and finance lease liabilities	1.0	1.1
Current portion of operating lease liabilities	13.8	15.7
Federal and state income taxes	—	4.0
Total current liabilities	831.2	1,006.2

Long-term debt and finance lease liabilities	366.1	367.0
Operating lease liabilities	30.1	36.4
Other liabilities	284.5	242.3
Deferred income taxes	—	14.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,371.3	1,645.9

Total Liabilities and Stockholders' Equity	$3,083.2	$3,512.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	26 Weeks Ended
	August 1, 2020	August 3, 2019
Operating activities:
Net (loss) income	$(170.5)	$37.9
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization of property and other deferred cost	103.1	107.7
Gain on disposal of assets	—	(12.3)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	17.5	(2.1)
Decrease (increase) in merchandise inventories	181.9	(74.6)
Increase in other current assets	(5.1)	(7.9)
Increase in other assets	(0.1)	(8.3)
Decrease in trade accounts payable and accrued expenses and other liabilities	(295.5)	(52.7)
Decrease in income taxes	(131.0)	(6.3)
Net cash used in operating activities	(299.7)	(18.6)

Investing activities:
Purchase of property and equipment and capitalized software	(33.4)	(38.0)
Proceeds from disposal of assets	0.3	22.0
Distribution from joint venture	0.2	0.5
Net cash used in investing activities	(32.9)	(15.5)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.5)	(0.5)
Cash dividends paid	(7.2)	(5.2)
Purchase of treasury stock	(80.5)	(66.3)
Issuance cost of line of credit	(3.0)	—
Increase in short-term borrowings	229.6	117.9
Net cash provided by financing activities	138.4	45.9

(Decrease) increase in cash, cash equivalents and restricted cash	(194.2)	11.8
Cash, cash equivalents and restricted cash, beginning of period	277.1	123.5
Cash, cash equivalents and restricted cash, end of period	$82.9	$135.3

Non-cash transactions:
Accrued capital expenditures	$5.6	$4.8
Accrued purchase of treasury stock	3.0	—
Stock awards	0.8	1.0
Lease assets obtained in exchange for new operating lease liabilities	4.1	4.6

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.guymon@dillards.com